UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (date of earliest event reported):

April 1, 2015

Jamba, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-32552	20-2122262
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6475 Christie Avenue, Suite 150, Emeryville, California 94608

(Address of principal executive offices)

Registrant's telephone number, including area code:

(510) 596-0100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On April 1, 2015, Jamba Juice Company, California corporation and wholly-owned subsidiary of Jamba, Inc. (the “Company”), entered into an Asset Purchase Agreement with Vitaligent, LLC, a Delaware limited liability company (“Buyer”), by which Jamba Juice Company agreed to refranchise 100 of its Company-owned stores (the “Refranchised Stores”), sell certain assets concerning the Refranchised Stores, sublease leased properties for the Refranchised Stores and enter into Jamba Juice franchise agreements for the operation of the Refranchised Stores by Buyer as JAMBA JUICE® stores for an aggregate purchase price of $36.0 million in cash plus additional amounts as reimbursement for marketable inventory and cash on hand held at the Refranchised Stores (the “Refranchising Transaction”). The Refranchising Transaction is contingent upon Buyer’s financing arrangements. As part of the Refranchising Transaction, Buyer agreed to complete 21 store refreshes for the Refranchised Stores no later than December 31, 2016, and the Company provided Buyer with rights of first offer for area development rights granted or recaptured by the Company within the markets acquired. The Company is targeting completion and closing of the Refranchising Transaction towards the end of its fiscal second quarter.

The description of the Asset Purchase Agreement is not complete and is qualified in its entirety by the actual terms of the Asset Purchase Agreement, a copy of which will be filed as an exhibit to the Company's Quarterly Report on Form 10-Q for the second fiscal quarter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JAMBA, INC.

Date: April 2, 2015	By:	/s/ Karen L. Luey
Karen L. Luey Chief Financial Officer, Chief Administrative Officer, Executive Vice President and Secretary